EXHIBIT 99.3

Midway Gold Announces Positive Prefeasibility Study for Pan Gold Project, Nevada

April 4, 2011

Denver, Colorado – Midway Gold Corp. (TSX.V and NYSE Amex: MDW) (the “Company”) announces the results of a positive Prefeasibility Study of its Pan gold project located in White Pine County, Nevada.  The accompanying National Instrument (NI) 43-101 technical report will be filed on SEDAR within 45 days. This NI 43-101 report was independently prepared by Gustavson Associates, LLC (“Gustavson”) of Lakewood, Colorado, and concludes that the Pan Project is economically viable and amenable to heap leach mining operations, as summarized below.

Highlights of the Prefeasibility Study (Base Case at $1,050/oz gold)

●	Resource growth over the July 2010 Preliminary Economic Assessment
o	848,700 contained ounces in Measured and Indicated Resource categories at a grade of 0.016 oz gold per short ton at a 0.008 oz/ton cutoff grade
●	Proven and Probable Reserves of 716,900 contained ounces grading 0.017 oz/ton gold
●	Robust project economics
o	Capital costs of US$79.25 million including 15% contingency
o	Total cash operating costs (including taxes) projected to be $431 per oz
o	Total cash costs (including royalties) projected to be $473 per oz
o	Fully loaded production cost (cash costs and capital) is expected to be $666 per oz
o	At $1,050 per oz gold, after-tax net present value (NPV) at 5% discount of US$91.1 million and internal rate of return (IRR) of 32.5% using a 0.008 oz/ton cutoff grade
o	At $1,250 per oz gold, the NPV increases to approximately $142 million (55% higher)
o	At $1,450 per oz gold, the NPV increases to approximately $192 million (111% higher)
●	Project lifespan in excess of 9 years with heap leach stacking of 17,000 tons per day (tpd)
o	Average of 77,000 ounces per year produced over 8.5 years of operation
●	Average estimated recovery of 80% gold for the South Pit and 70% gold for the North Pit
●	Life of mine (LOM) strip ratio of 1.40:1
●	Expansion potential includes
o	Inferred resources in the $1,050 pit
o	Open mineralization at depth and along strike at North and South Pan

Pan Mineral Reserves and Resources

The open pit mineral reserves and resources were completed by Gustavson, with Ms. Terre A. Lane and Mr. DonaldE. Hulse acting as the Qualified Persons (QP). The Prefeasibility Study demonstrates the project is economically viable therefore the Measured and Indicated Mineral Resources within the designed pits are considered Proven and Probable Reserves. Only the two main ore bodies (North Pan and South Pan) are included in the mine design.A 0.008 oz/ton cutoff grade resulted in the highest NPV for the project and is the selected Base Case. Mineral Reserves were based upon a design pit using

Lerchs Grossmann generated pit surfaces that maximize revenue based on a $1,050 per ounce three-year trailing average price of gold.

The resource estimation includes all data collected through February 28, 2011, including 15 core holes drilled in 2010 by Midway as well as new lithology and alteration models for breccia controlled mineralization. Ordinary Kriging was used to estimate gold gradesin a block model with blocks 20 feet wide, 20 feet long and 20 feet high. Measured and Indicated resource estimatesare limited to drill intervals with fire assay results. Inferred resource estimates include all available assay data.

The mineral resources and reserves are summarized in Table 1 and Table 2 below.  Mineral resources are inclusive of mineral reserves.

Table 1:  Gustavson Total Pan Mineral Resource, March 2011
Cutoff Grade (gold oz/ton)	Short Tons (x 1000)	Gold Grade (gold oz/ton)	Ounces (x 1000)

Measured
0.01	21,996	0.019	426.9
0.008	25,025	0.018	453.7
0.006	28,110	0.017	474.5
0.004	30,685	0.016	487.9

Indicated
0.01	21,273	0.016	346.2
0.008	26,814	0.015	394.8
0.006	32,162	0.013	432.2
0.004	36,629	0.013	456.1

Measured plus Indicated
0.01	43,269	0.018	770.7
0.008	51,839	0.016	848.7
0.006	60,272	0.015	909.8
0.004	67,314	0.014	946.2

Inferred
0.01	4,977	0.016	80.5
0.008	7,164	0.014	100.2
0.006	10,834	0.012	125.1
0.004	14,690	0.010	144.7

Table 2:  Gustavson Total Pan Mineral Reserve, March 2011
Cutoff Grade (gold oz/ton)	Short Tons (x 1000)	Gold Grade (gold oz/ton)	Ounces (x 1000)

Proven
0.01	20,481	0.020	402.5
0.008	23,012	0.018	425.4
0.006	25,289	0.017	441.3
0.004	27,047	0.017	450.2

Probable
0.01	15,656	0.017	265.1
0.008	18,540	0.016	291.1

Cutoff Grade (gold oz/ton)	Short Tons (x 1000)	Gold Grade (gold oz/ton)	Ounces (x 1000)
0.006	20,944	0.015	308.0
0.004	23,775	0.016	374.2

Proven plus Probable
0.01	36,137	0.018	667.6
0.008	41,553	0.017	716.5
0.006	46,233	0.016	749.3
0.004	50,822	0.016	824.4

Inferred within $1,050 Pit Design
0.01	530	0.015	8.1
0.008	774	0.013	10.3
0.006	1,110	0.011	12.6
0.004	1,542	0.010	14.8

Expansion Potential

Additional mineralization not included in the Prefeasibility Study includes Inferred resources in the $1,050 pit, open mineralization at depth and along strike at North and South Pan.  Mineralization at North Pan has not been closed off at depth, particularly along the Pilot Shale-Devil’s Gate Limestone contact, or to the north where it trends under Tertiary volcanic rocks.  At the South Pan deposit, mineralization is open to the east and to the south where the deposit also trends under Tertiary volcanic rocks.

Mining and Production

Midway plans to use conventional open pit mining methods, using front end loaders and in-pit crush and convey with mobile jaw crushers and mobile conveyors conveying waste to the waste dump.  The majority of the material from the mine will be drilled and blasted prior to loading.  The initial mining fleet consists of two loaders, two jaw crushers, and two 100-ton trucks, with various support equipment.  The mine plan produces 6.1 million tons of ore per year for delivery to the heap leach (17,000 tpd).  Peak ore and waste production is estimated to be 52,000 tpd.  The pit design is based on inter-ramp slope angles of 50 degrees for South Pan, 45 degrees for North Pan.  The face slope angles are 70 degrees for South Pan and 63 degrees for North Pan.

Table 3:  Operating Costs
Description	US$ Per ton of ore	US$ Per oz of gold
Mining	1.76	136.92
Processing	2.46	191.02
G&A	0.33	25.88
Production Taxes	0.50	38.44
Contingency – 10%	0.51	39.23
Total Operating Cost	$5.56	$431.48

Table 4:  Initial Capital Costs
Description	US$
Construction capital	58.11 million

Description	US$
Owner’s capital	4.42 million
Contingency (15%)	9.45 million
Working capital and inventory	7.26 million
Total	$79.25 million

Metallurgy and Processing

Material from the North and South Pan pits will be processed using conventional heap leaching methods.  Ore from both pits will be crushed by the primary in-pit mobile jaw crusher and secondary and tertiary cone crushers to a nominal 0.5 inches prior to leaching.  The fines will be agglomerated.  Crush size and leach kinetics are based on current metallurgical testing.  Additional testing for optimization is underway.

Barren solution will be distributed on the leach pad with drip tube emitters.  Pregnant solution and storm water storage ponds are integral to the leach pad system.  Pregnant solutions will be treated in an adsorption/desorption refining (ADR) plant using conventional unit processes.

Opportunities and Recommendations

Gustavson has recommended the following work plans as part of Midway’s ongoing project development effort to further refine costs, recoveries, engineering, and mine designs in order to produce a Feasibility Study:

●	Proceed with the NEPA / EIS (environmental) permitting process.
●	Expand the mineral resource and mineral reserve to determine the total mineral resource potentialat depth and along strike at North and South Pan.
●	Complete a statistical review of the RC/core twin holes completed on the property.
●	Complete metallurgical testing of 29 composite diamond core samples.
●	Selective core drilling to determine if historic RC assays are under-reporting gold grades. Limited data suggests that core assays average 30.5 percent higher grade than corresponding RC assays.
●	Selectively re-drill areas with older mine lab solution assays, which average 14.7 percent lower gold grades than twin holes with fire assays.

This release has been reviewed and approved by Mr. Donald E. Hulse (P.E.), Principal Mining Engineer of Gustavson, and a "qualified person" as that term is defined in NI 43-101.  This release has also been reviewed and approved for Midway by Mr. William S. Neal (M.Sc. and CPG), Vice President of Geological Services of Midway, and a "qualified person" as that term is defined in NI 43-101.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Director, President and COO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders. For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Manager of Corporate Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans for the Pan projectand resource and reserve estimates. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans for the Pan  project, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

Cautionary note to U.S. investors concerning estimates of reserves and resources: This press release and the technical report referred to in this press release use the terms "resource", "reserve", "measured resources", "indicated resources" and "inferred resources", which are terms defined under Canadian National Instrument 43-101 and the Canadian Institute of Mining and Metallurgy Classification system. Estimates of mineral reserves in this press release and in the technical report referred to in this press release have been prepared in accordance with NI 43-101 and such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7. Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. Mineral resources are not mineral reserves and do not have demonstrated economic viability. We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves as defined in the SEC's Guide 7. In addition, "inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures. It cannot be assumed that all or any part of mineral deposits in any of the above categories will ever be upgraded to Guide 7 compliant reserves. Accordingly, disclosure in this press release and in the technical reports referred to in this press release may not be comparable to information from U.S. companies subject to the reporting and disclosure requirements of the SEC.